UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1) Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐ Check the appropriate box: ☐ Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) ☐ Definitive Proxy Statement ☒ Definitive Additional Materials ☐ Soliciting Material Pursuant to §240.14a-12 Spirit Airlines, Inc. (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box): ☒ No fee required. ☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11 ☐ Fee paid previously with preliminary materials.

1 ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com Spirit Airlines – Discuss Board’s Decision to Reject JetBlue Unsolicited Tender Offer, May 23, 2022 On May 23, 2022, Spirit Airlines, Inc. hosted a conference call for analysts to discuss the Spirit Board of Directors’ decision to reject the unsolicited tender offer from JetBlue Airways Corporation. Spirit Airlines Discussion of Board of Directors’ Decision to Reject JetBlue Unsolicited Tender Offer May 23, 2022

Spirit Airlines – Discuss Board's Decision to Reject JetBlue Unsolicited Tender Offer, May 23, 2022

CORPORATE PARTICIPANTS

DeAnne Gabel, *Senior Director, Investor Relations*

Ted Christie, *President and Chief Executive Officer*

Andrew Finch, *Co-Chair Antitrust Practice Group, Paul, Weiss, Rifkind, Wharton & Garrison LLP*

CONFERENCE CALL PARTICIPANTS

Conor Cunningham, *MKM Partners*

Helane Becker, *Cowen Securities*

Savanthi Syth, *Raymond James & Associates*

Michael Linenberg, *Deutsche Bank*

Daniel McKenzie, *Seaport Global Securities LLC*

James, *J.P. Morgan*

David Vernon, *Sanford C. Bernstein*

PRESENTATION

Operator

Welcome to Spirit Airlines' call to discuss the Board of Directors' Decision to Reject the Tender Offer by JetBlue Airways Corporation.

After the speakers' prepared remarks, there will be a question-and-answer session.

I would now like to hand the conference over to your host today, Ms. DeAnne Gabel, Senior Director, Investor Relations.

DeAnne Gabel

Thank you, Christian, and thank you, everyone, for joining our call to discuss the Spirit Board's decision to unanimously reject JetBlue's unsolicited tender offer. This call is being recorded and simultaneously webcast. A replay of this call will be archived on our website for 60 days. Presenting on today's call are Ted Christie, Spirit's Chief Executive Officer, and Andrew Finch, co-chair of the Antitrust Practice Group and a partner in the Litigation Department at Paul, Weiss, Rifkind, Wharton & Garrison LLP.

2

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

3 ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com Spirit Airlines – Discuss Board’s Decision to Reject JetBlue Unsolicited Tender Offer, May 23, 2022 Following our prepared remarks there will be a question-and-answer session for analysts. In addition to the press release we issued on May 19, we will also be referencing an investor presentation, which is available on our website at ir.spirit.com and has been filed with the SEC. Before we begin, I’d like to also remind everyone that today’s discussion contains forward-looking statements that are based on the Company's current expectations and are not a guarantee of future performance. There could be significant risks and uncertainties that could cause actual results to differ materially from those reflected by the forward-looking statements, including the risk factors discussed in our reports and filed with the SEC, and the consummation of the merger with Frontier Group Holdings, pursuant to the merger agreement entered into on February 5, 2022. We would encourage everyone to read Spirit’s definitive proxy statement filed with the SEC on May 11, 2022, and mailed to stockholders, as well as Spirit’s Schedule 14D-9 filed with the SEC on May 19, 2022, for more information. The merger is expected to close in the second half of 2022 and is subject to satisfaction of customary closing conditions, including completion of a regulatory review process and approved by Spirit stockholders. We undertake no duty to update any forward-looking statements. With that, I turn the call over to Ted. Ted Christie Thanks, DeAnne, and thanks to all of you for joining us this afternoon to discuss our Board’s decision to unanimously reject JetBlue’s unsolicited tender offer and reiterate our support for the merger agreement with Frontier Airlines. With me today is Andrew Finch, co-chair of the Antitrust Practice Group at leading law firm Paul Weiss. Andrew, who previously served as the Principal Deputy Assistant Attorney General and as Acting Assistant Attorney General in the DOJ’s Antitrust Division, has been one of our advisors in evaluating the antitrust risk of a JetBlue-Spirit combination. On Thursday, we issued a press release outlining the rationale for the Board’s decision, and this afternoon, we filed a presentation with further information. First, I want to take you through the key facts about JetBlue’s inferior offer. Then, I’ll let Andrew Finch make additional comments on the antitrust risk of JetBlue’s proposal, and we’ll wrap up with Q&A. As you have heard us say consistently over the last few weeks, at the heart of the Board’s decision is the fact that JetBlue’s Offer is not reasonably capable of being consummated. JetBlue’s regulatory case is weak and defies common sense. By their own admission, they expect the DOJ to sue to block the JetBlue acquisition, so I have to wonder if JetBlue is purposefully downplaying the substantial regulatory risk. It’s inconceivable to us that an acquisition of Spirit by JetBlue gets approved unless they abandon the NEA, the anticompetitive alliance with American Airlines. JetBlue has demonstrated that preserving this alliance with American, and not its acquisition of Spirit, is its first prize. When we were engaged in discussions with JetBlue, we asked if they would abandon the NEA in order to get regulatory approval for a proposed transaction with Spirit. They refused. If they think approval is so likely, why refuse to do whatever it takes to get the deal done? I’ll let Andrew speak to his views in a few minutes, but at the simplest level, a JetBlue transaction is about a high-fare carrier trying to buy a low-fare carrier, reducing capacity, and raising fares. Common sense tells you that is not a favorable story for regulators. In my opinion, JetBlue knows it faces a low probability of approval, which is why it’s shifting the risk on Spirit stockholders with inadequate compensation.

4 ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com Spirit Airlines – Discuss Board’s Decision to Reject JetBlue Unsolicited Tender Offer, May 23, 2022 What is JetBlue’s motivation in all this? I believe it is a cynical attempt to disrupt our merger with Frontier because a Spirit-Frontier combination poses a competitive threat. Why else would JetBlue wait over seven weeks after we announced the Frontier deal to submit the acquisition proposal? Why did JetBlue wait to launch the tender offer until just after we mailed our proxy statement for the Frontier merger? I don’t think that timing is coincidental. Think about a world post Spirit-Frontier combination for JetBlue. They will have to compete with a ULCC carrier of larger size, scale and reach, and against one of the lowest cost structures in the world. The ULCC fares are a fraction of JetBlue’s. That is a daunting environment. In fact, in its 2021 10-K Risk Factors, JetBlue specifically calls out the Spirit-Frontier combination as a factor that may affect JetBlue’s competitiveness. That may be an understatement. I think they’re scared of the competition. As a result, I think JetBlue believes it’s worth the $200 million reverse termination fee to disrupt our pending merger with Frontier. My message to Spirit stockholders is, don’t be distracted by JetBlue’s tender offer. It is a highly conditional offer, which still requires regulatory approval and contains a list of conditions that are solely for the benefit of JetBlue and cannot reasonably be expected to be met, including a walkaway if the stock market declines more than 10%. JetBlue’s cash offer is highly opportunistic. The supposed premium is based off highly depressed, pandemic-related all time low stock price levels. I’d remind you that Spirit’s stock price was higher than $30 for the entire five years before the pandemic. In fact, JetBlue’s offer is even below Spirit’s high trading price during the depths of COVID. The offer also excludes Spirit shareholders from participating in the upside from synergies and the industry recovery. Once the airline industry recovers to pre-pandemic levels, that alone is expected to deliver Spirit shareholders value well above JetBlue’s offer. This is why we negotiated for 48.5% ongoing ownership through the stock consideration in our Frontier merger. When you combine this with the $500 million of run-rate operating synergies from the Frontier merger, Spirit stockholders have even greater potential upside, numbers that by our calculation, dwarf either of JetBlue’s offers. Before I turn it over to Andrew, I also want to touch on the misinformation that JetBlue continues to spread about our board and our process. The idea that our board refused to engage on JetBlue’s proposal is total fiction. JetBlue’s own tender offer document describes the extensive engagement we had with them, including direct contact between our CEOs. To be clear, over a four-week period, we spent hundreds of hours, and hundreds of thousands of dollars, assessing the regulatory risk of an acquisition of Spirit by JetBlue, including assessing the validity and merits of JetBlue’s own analysis. We shared projections with JetBlue’s financial advisors and provided them access to documentary due diligence material through a secure virtual data room that offered information substantively consistent with what we shared with Frontier. This included our detailed five-year plan. We also participated in a two-hour due diligence call with JetBlue’s management team to discuss financial model projections, fleet financing, labor, our new headquarters and other material contract details. During our engagement with JetBlue’s management team and advisors, they thanked us for our openness and transparency. As you can see, we engaged in good faith. However, we did not meet their requests for highly competitively sensitive information, such as forecasts for the economics of every route that we fly, or data on our largest and most profitable routes, which would be highly inappropriate to share with a competitor. We didn’t provide this information to Frontier either. The reality is that JetBlue’s offer is not superior to our merger agreement with Frontier, but JetBlue is so desperate to disrupt our combination with Frontier that they are willing to spread inaccurate statements and mischaracterizations to the public. I now will turn it over to Andrew for more detail on the regulatory risk.

5 ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com Spirit Airlines – Discuss Board’s Decision to Reject JetBlue Unsolicited Tender Offer, May 23, 2022 Andrew Finch Thank you, Ted. Given the antitrust issues at the heart of the Spirit board’s decision, I want to briefly reiterate the very substantial regulatory hurdles that a JetBlue-Spirit transaction would face. From my time in the DOJ’s Antitrust Division, I can tell you that the facts do not support a favorable decision by regulators. In a JetBlue-Spirit combination, the conversation would be centered around one, raising ticket prices on Spirit routes to JetBlue levels, and reducing capacity on aircraft by reconfiguring them to the JetBlue format with fewer seats. Two, removing approximately 50% of the ULCC capacity in the U.S. as a result of eliminating Spirit as the largest ULCC airline. Three, merging Spirit with what is essentially a combined JetBlue and American Airlines in the Northeast. Four, trying to complete a second major transaction for JetBlue while it is in the midst of litigation with the DOJ seeking to block the NEA. When taken in combination, all these factors make regulatory approval of the JetBlue transaction essentially a non-starter. As it relates to the NEA, we consider JetBlue’s view on potential litigation outcomes to be fundamentally mistaken. In our opinion, if JetBlue wins or settles the NEA litigation, the DOJ will be even more determined to stop an acquisition of Spirit, as JetBlue will have just completed a de facto merger in the Northeast with American Airlines, which is the largest airline in the world. On the other hand, if JetBlue loses the NEA litigation, JetBlue would likely appeal in a last-ditch effort to save the anticompetitive alliance that it has implied is more important to it than an acquisition of Spirit, and that could take well over a year to resolve. Even if we set aside the issue of the NEA, one thing that Spirit and JetBlue can agree on is that the DOJ would likely bring a lawsuit to block a JetBlue-Spirit transaction. JetBlue cannot and hasn’t denied that this is a likely outcome. That means that the overall review of the JetBlue-Spirit transaction would likely take up to two years to be resolved. Now, JetBlue would have you believe that it’s offering to divest all of Spirit’s assets in New York City and Boston and that that should be sufficient to address the regulatory issues, but that’s simply not true. The DOJ has been clear that it thinks the Northeast Alliance will not only eliminate important competition in these two cities but will also harm air travelers across the country by significantly diminishing JetBlue’s incentive to compete with American elsewhere. JetBlue has not articulated any concrete plan for addressing those concerns. Moreover, current DOJ leadership has expressed deep skepticism about the effectiveness of divestiture remedies and a preference for seeking to block transactions rather than accept divestiture-based settlements. All this is to say we don’t believe that a JetBlue transaction is likely to receive regulatory approval. Spirit’s proposed merger with Frontier poses meaningfully less regulatory risk, simply due to Frontier not having pending DOJ litigation and the potential to deliver more ULCC fares to more travelers in more markets. That’s totally unlike the JetBlue merger, which would eliminate the largest ULCC and result in capacity reductions and fare increases to consumers. With that, I’ll turn it back to Ted. Ted Christie Thanks, Andrew. Our Board continues to unanimously recommend that Spirit stockholders vote for the merger proposal with Frontier on June 10. Further, we recommend Spirit stockholders reject the JetBlue tender offer and

6 ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com Spirit Airlines – Discuss Board’s Decision to Reject JetBlue Unsolicited Tender Offer, May 23, 2022 do not tender any shares of Spirit to the offer. We are excited about the Frontier combination and the opportunities it brings to our guests, our Spirit family and our stockholders. A vote for the Frontier merger is a vote to create America’s most competitive, ultra-low fare airline and to bring long-term superior value to Spirit stockholders. With that, I’ll turn it back to DeAnne. DeAnne Gabel Thank you, Ted. Christian, we are ready to begin with the question-and-answer session. We ask that you limit yourself to one question with one follow up. Time permitting, you are welcome to requeue for additional questions. Operator Your first question is from Conor Cunningham from MKM Partners. Your line is open. Conor Cunningham Hi everyone, thank you. This time there was a fair bit of talk about the math in the deck, so I’m just wanting to talk a little bit more about that. Did you look into—if JetBlue was going to be successful in all this, they’re going to retrofit your entire fleet. Have you figured out how much that may cost them all together as well? That seems to be something that’s been lost in this whole discussion as well on that side of what’s going on in the press and whatnot. Ted Christie Hi Conor. It’s Ted. No, we haven’t—we’re not aware of what JetBlue’s costs are to reconfigure. I don’t anticipate that they are insignificant, however, understanding what their product is on board, but I think that’s a matter for JetBlue’s shareholders. I think what’s critical is that the reconfiguration results in the removal of seats from our airplanes, which we estimate could be as much as 20%, which is a significant reduction in capacity. Conor Cunningham Right, and then within those discussions that you had with them, was there ever a discussion about keeping—maintaining two separate brands? I realize you have a lot of issues with the NEA but assuming that that was to not be an issue, that’s potentially a path forward. Just curious if you have any thoughts on the two separate brand idea in general. Ted Christie That was not discussed as an idea and I think, upfront, JetBlue was clear that they intended to do exactly what they’ve described, which is to migrate our product to the JetBlue product, which we viewed as extremely problematic from a regulatory narrative perspective. You’re taking seats out and raising fares. That’s not a pro-consumer, pro-competitive argument. But I think I would say running two brands is also a very difficult thing to do. We’ve seen that in the history of the aviation industry, it’s a very difficult thing to do. There’s been a lot of narrative around this about why we—I’ve heard from them in their presentations, why didn’t we reach out to them and talk to them about this. Well, we didn’t contact United, American, Delta, and Southwest either because they’re all higher fare, higher cost airlines. Our objective was to try

7 ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com Spirit Airlines – Discuss Board’s Decision to Reject JetBlue Unsolicited Tender Offer, May 23, 2022 to find something that could actually deliver value to our stockholders, which we believe we did. We’ve had numerous conversations with a number of airlines over the years, both national and international, about ideas and have focused on the Frontier deal as being the best answer. Conor Cunningham Great, thank you. Operator Your next question is from Helane Becker from Cowen. Your line is open. Helane Becker Thanks very much, Operator. Hi everybody and thank you very much for the time. Have you talked to Frontier about adjusting either the cash portion or the equity portion, since the stocks are down so much since the February 7 date? Ted Christie Hi Helane. It’s Ted. Helane Becker Hi Ted. Ted Christie How are you? The truth is, we negotiated hard with Frontier on the deal that we landed on. At the time of our negotiation, they actually had a superior market cap and yet, we landed in a position to be able to deliver greater than 51% of the economics to our shareholders and in doing so, preserving all the upside. In a stock for stock deal, we felt that was critical during this timeframe when we’re in an ultra-depressed levels, which is proving to be very smart from our perspective, we think. Right now where we sit is, had there been a superior offer from an alternate party, then no doubt it would have made sense for us to engage, to discuss the possibility of additional changes from Frontier. But as we’ve outlined numerous times over the past few weeks, it stretches the imagination to come up with a way that you could describe JetBlue as superior when their proposal is not able to be consummated. Helane Becker Got it. That makes sense. That makes perfect sense. Then just a follow up question, I think you guys said that you have an agreement with your flight attendants. Maybe it was Frontier who has the agreement with the flight attendants but what about other labor groups? Ted Christie Yes, I believe Frontier announced that they had reached a transition agreement with the AFA National, which represents both the Frontier and Spirit flight attendants. I think that that is in place, and I know that AFA has voiced their support for the Frontier-Spirit transaction. As it relates to the rest of our labor groups, there’s nothing specific to comment on right now, other than the fact that it is also true that our

8 ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com Spirit Airlines – Discuss Board’s Decision to Reject JetBlue Unsolicited Tender Offer, May 23, 2022 pilots are both represented by the same union, so I think there is protocol in place for the way those things would work between Spirit pilots and Frontier pilots. Helane Becker That’s great. Thanks, Ted. Ted Christie Sure. Operator Your next question is from Savanthi Syth from Raymond James. Your line is open. Savanthi Syth Hi thanks, Ted. Good afternoon. I was curious what kind of response you have got from your shareholders, the conversations and generally what the next steps here are leading up to the June 10 vote? Ted Christie Well, hi Savi. I would say that we’ve been excited by their interest, obviously, and there’s quite a bit of effort that we would have intended to put in regardless of JetBlue’s entry into this discussion, to educate our shareholders on the value of the Frontier transaction, to make sure that we’re illustrating that well and that the proxy advisory services have the full story, which is partially enhanced by the deck we just released this afternoon. I think they’ve shown significant interest obviously in it because this is a very interesting discussion right now, but I think what’s important to lay out is that the vote that we will be soliciting from our shareholders on the 10th is a vote for the Frontier merger, which in all cases is superior to standalone Spirit. That vote has nothing to do with a JetBlue proposal. Our Board has already rejected that and its illusory. Savanthi Syth Yes, I get that. Absolutely. Ted, if I might ask, so in the off chance that the vote comes in no for the merger, what would the next steps be? Ted Christie Well, we obviously don’t think that that’s likely. Savanthi Syth Yes. Ted Christie But in that scenario then we would revert to standalone. Savanthi Syth

9 ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com Spirit Airlines – Discuss Board’s Decision to Reject JetBlue Unsolicited Tender Offer, May 23, 2022 Okay, and there is no opportunity—or I guess it would be on Frontier’s court to see if they want to come back again? Ted Christie Sure. Then it’s any discussion could be had between us and them or them and us and any other party. But again, those discussions have been had numerous times over the years. Savanthi Syth Yes. Ted Christie We arrived at this answer as the best possible answer for our shareholders. Savanthi Syth Makes sense. Appreciate the call. Ted Christie Sure. Operator Your next question is from Mike Linenberg from Deutsche Bank. Your line is open. Michael Linenberg Yes, hi guys. Thanks for doing this call, everyone. Ted, I just wanted to go back to your point where you said you thought a no was unlikely. Is that just based on how you feel about the strength of your proposal or is that just based on conversations that you’ve had with Spirit shareholders over the last week or so? Is that where the running is right now that the majority of are in favor? Ted Christie No, I’d hesitate to put any speculation as to how individual shareholders intend to vote. Michael Linenberg Okay. Ted Christie But I do advise extensively on how we view the strength of the proposal facing our shareholders that the Board has unanimously recommended that to our shareholders. After spending years evaluating numerous opportunities throughout the space and actively rejecting other proposals with Frontier, we arrived at something that we think is superior and delivers significant value. I think those are the reasons, Mike, that we feel very positive about the story in front of our shareholders.

10 ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com Spirit Airlines – Discuss Board’s Decision to Reject JetBlue Unsolicited Tender Offer, May 23, 2022 Again, I remind them and remind you that the comparison point is our status quo, is our standalone plan. As we’ve outlined since February 7, everything that we do with Frontier is accretive. It’s a largely stock deal that allows our shareholders to participate in the upside, both in the recovery and in the synergies. It’s very difficult to me to argue that it’s anything but better. Michael Linenberg Okay. Okay, and then just my second question, Andrew, you laid out the regulatory risks for JetBlue- Spirit. What are the potential regulatory risks for Frontier-Spirit, and I’m asking this in light of last year’s executive order where all airline mergers are going to be scrutinized? What are the potential points of contention as you see them? Thank you. Andrew Finch Thanks, Mike. Look, we think that there will be regulatory scrutiny of a Frontier deal, but we actually think there’s a strong case for approval because the transaction will create a disruptive nationwide ULCC competitor for the first time, combining largely complementary routes. That combined ULCC will be a robust alternative to the big four. Consistent with what you asked about, including the executive order and recent speeches from the Antitrust Division officials, it will actually increase rivalry and enhance the competitive process. The result will be more flights to more destinations, with more ULCC fares and that will allow more people to fly who wouldn’t otherwise be able to afford to do so. It’s going to be a market structure that’s better for society and really have a democratizing influence. I think that while they’ll look at it carefully, I think that they’ll come to the conclusion, I hope, that this is going to be a transaction that will enable enhanced competition and enable the combined firm to actually push back against the legacies and therefore (inaudible) hubs, by penetrating at a greater scale and have an improved ability to withstand their aggressive responses from those incumbent carriers. Michael Linenberg Andrew, thanks for that. I just wanted to quick follow up. I’ve seen some reports that talk about the overlap. I realize on paper you think, okay, complementary but when you go city pair or airport pair, there is a decent amount of overlap. Are you prepared to potentially offer up either some form of remedy package if the DOJ requests it and/or is there a reverse breakup fee in the offing because of some of those potential regulatory issues? Andrew Finch Yes, so it’s interesting, Mike. A lot of JetBlue’s rhetoric about overlaps just isn’t relevant and reflects a misconception on JetBlue’s part. The one thing, JetBlue ignores that there is substantial competition from the legacies and others on the vast majority of those routes. In fact, when frequencies are taken into account, i.e., at least daily flights, the overlaps between the two deals are basically identical and critically, the Frontier-Spirit deal has fewer two to one and three to two overlaps than the JetBlue deal would. On top of that, with the Frontier deal, the vast majority of the overlaps involve Orlando and Las Vegas routes, and they don’t involve restricted airports. Lastly, it bears emphasis that there are no overlaps on 89% of the Spirit-Frontier, broader Spirit-Frontier network when you’re looking at daily nonstop service. Look, I think that, ultimately, the differences in competitively sensitive overlaps are minor and will have little or no impact on DOJ decision making.

11 ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com Spirit Airlines – Discuss Board’s Decision to Reject JetBlue Unsolicited Tender Offer, May 23, 2022 Michael Linenberg Great. Thanks for that. Really appreciate it. Ted Christie Mike, I might just jump in with just one other point because it has been one that’s been discussed as this idea of overlap. I think it’s missing. I think all the points Andrew made are correct. I think it’s also missing the point that this is really about a higher fare airline buying a lower fare airline. Even if you’re willing to accept that there may be greater overlap one way or the other, we have less overlap with Delta today than we do with JetBlue. I don’t think we’re approaching Delta for an acquisition, right. It’s a silly way to look at things is that narrow a box. What we’re really talking about is high fare airline, low fare airline, anticompetitive alliance with American, one of the big three. Again, it’s unusual to me that that would be perceived as possibly clearable by the DOJ. Michael Linenberg Okay, thanks. Thanks, everyone. Operator Your next question is from Daniel McKenzie from Seaport Global. Your line is open. Daniel McKenzie Hi, thanks, guys, and thanks for the presentation. I can understand the rationale for a national ULCC, the rival is something that Europe currently has. I get that. But if you permit me just to play devil’s advocate for a moment. If the DOJ was going to reject a Frontier-Spirit transaction, is the expectation for that timeframe, for a decision one way or the other, the same, so perhaps some time this fall? Is there any feedback that you can share that you’re getting so far? Ted Christie Andrew, you want to provide any insight before I jump in? Andrew Finch Sure, all I’ll say is that at this point it’s hard to predict whether or not it will be this fall or some time next year but obviously we’re in the process. As has been reported, we’re in the process of engaging with the Department of Justice right now and don’t have any particular feedback that I can share at this stage. We’re in the early stages of doing that. Daniel McKenzie Okay. Then second question here, Slide 29. You’ve put together some stock price potential outcomes, just based on consensus estimates. I’m wondering if you’d be willing to drill into that somewhat. What insights can you share about things the Street might be missing about this transaction, overlooking from where you guys sit, whether it be growth or what have you? Ted Christie

12 ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com Spirit Airlines – Discuss Board’s Decision to Reject JetBlue Unsolicited Tender Offer, May 23, 2022 Sure, Dan. Yes, I think—and also we’ve referenced it on both Slides 13 and 14 of the presentation and in those we actually used Street consensus. While it is public that management view may be higher than the Street, rather than debate it in the public we just decided to use Street consensus. At those numbers, even assuming more lower than average P/Es, we’re in all cases delivering value in excess of the JetBlue offer. Reminding everyone that the JetBlue offer, if it were to survive a DOJ lawsuit, is two years or more down the road, so we’re talking about delivery in the window of 2023 and 2024, which is when we expect a more return to normalcy. That’s the way the Street projects the Spirit return to normalcy and the Frontier return to normalcy. We actually believe that we’ll be able to return much more quickly and more robustly than that and we’ve outlined those reasons to you guys on our earnings call about the power of lower costs and being able to stimulate more travel and the fuel advantage that we enjoy as a result of being younger fleet with more Neos, which clearly is not yet factored in. But I think that that’s incremental upside to what is already a superior idea at standalone versus the JetBlue proposal, much less when you take into account the combination, which drives incremental utilization, which drives efficiencies and synergies at the op level and delivers a billion dollars in consumer saving. Daniel McKenzie Okay, yes. That’s terrific. Thanks, Ted. Operator Your next question is from Jamie Baker from J.P. Morgan. Your line is open. James Hi, thanks for taking the questions. This is James on for Jamie. Just one from me and just more on the topical state of pilot shortages. Just wondering if what considerations, if any, do you have taken that into both potential transactions here and what current messaging is to your Spirit pilots. Ted Christie Sure, yes, so we talk about it on our earnings call that while there is an uptick in attrition across the industry as pilots are in demand at the major airlines, we have adjusted to that by increasing the size of our schoolhouse and we’re still seeing plenty of applications at Spirit. Right now, not facing any immediate issue but I think what the Frontier transaction does is actually enhance the value to Spirit pilots for—and Frontier pilots, for that matter, for a number of reasons. One is, it will be a much bigger, more stable airline. At that point, it will be in all likelihood the fifth largest airline in the United States. That means that there is more career opportunity and career stability. There’s greater number of bases for pilots and flight attendants to choose to live at. We believe that will create a higher quality of life for our pilots, giving them more options and that sort of thing. There is reasons actually for, and I believe our pilots feel this way, for you to be bullish about the combination because it does create incremental value for them and more opportunity. I know that’s true because I’ve been out on the line talking to them. That’s another reason that we think that it’s a positive deal for our team because it does create incremental opportunity. What the JetBlue transaction would do for our pilots and flight attendants is right now beyond me because we haven’t spent any time with it. But I can tell you that the Frontier deal is very positive. James

13 ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com Spirit Airlines – Discuss Board’s Decision to Reject JetBlue Unsolicited Tender Offer, May 23, 2022 Got it. I appreciate you letting me squeeze a question in. Operator Your next question is from David Vernon from Bernstein. Your line is open. David Vernon Hi there. Thanks for taking the questions. Ted, if we accept the proposition that the deal is illusory with JetBlue, if you went down that path and it ended up two years from now, do you still think Frontier would be there as a possible deal? If you could talk a little bit about maybe what you guys have done to try to get JetBlue to come closer on terms or structure that would maybe mitigate some of that risk of holding out for the higher price. Ted Christie Okay, well, as to the first question, setting aside whether or not it would be wise for any Board to proceed on a transaction that they viewed had very limited probability of execution and subjects the Company to substantial risk because they’re staring at a bird in the hand today with a transaction with Frontier that creates tremendous value. The theory that you’re asking us to walk down is we would in theory reject that transaction for something that we view today as illusory and take two years of business risk over a time that we think weakens Spirit because we are the acquisition target and in most cases, as history has proven out, targets in that case get weaker over that period of time. In fact, I’ve seen data to suggest that they usually trade down 25% or more over that window of time, especially if there is no transaction consummated. A reward from all of that is $200 million two years down the road. Strikes me as not being an extremely valuable idea to our shareholders. To your second point, we did actually proactively engage with JetBlue early on in the discussions to let them know about the things that we thought they needed to think about and to resolve as it related to the regulatory hurdles. I think that’s outlined in our response, but we asked them to commit that they would abandon the NEA and they would do anything in their power to get regulatory approval, and that they would need to commit to a much more substantial reverse termination fee than the one they proposed because the risk was so high. Even with all that we viewed it as a very difficult story to tell, which we’ve outlined on this call but nonetheless we did say those are the things that we think are minimum operating equipment to get us to a discussion. They rejected all of those. David Vernon All right, I appreciate that. I was just trying to think about from the perspective of letting the regulator make the decision as opposed to making the decision that for what the regulator would do. That’s the way the question was posed to me, so I appreciate you taking the time to answer. Ted Christie Sure. Operator All right, I’m showing no further questions at this time. This now concludes the call. Thank you. DeAnne Gabel

14 ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com Spirit Airlines – Discuss Board’s Decision to Reject JetBlue Unsolicited Tender Offer, May 23, 2022 Thank you, everyone, for joining us. End of Transcript Addit ional Informat ion About the JetBlue Tender Offer Spirit intends to file a solicitation/recommendation statement with respect to the tender offer with the Securities and Exchange Commission (“SEC”) within 10 business days of the commencement of the tender offer. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE TENDER OFFER AND OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. You will be able to obtain free copies of the solicitation/recommendation statement with respect to the tender offer and other documents filed with the SEC by Spirit through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the documents filed with the SEC by Spirit on Spirit’s Investor Relations website at https://ir.spirit.com. No Offer or Solicitat ion This communication is for informational purposes only and is not intended to and does not constitute an offer to sell, or the solicitation of an offer to subscribe for or buy, or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, sale or solicitation would be unlawful, prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. Important Addit ional Informat ion Will be Filed with the SEC Frontier has filed with the SEC a Registration Statement on Form S-4 in connection with the proposed transaction, including a definitive Information Statement/Prospectus of Frontier and a definitive Proxy Statement of Spirit. The Form S-4 was declared effective on May 11, 2022 and the prospectus/proxy statement was first mailed to Spirit stockholders on May 11, 2022. Frontier and Spirit also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT/ INFORMATION STATEMENT/ PROSPECTUS/ PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED BY FRONTIER OR SPIRIT WITH THE SEC IN THEIR ENTIRETY CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FRONTIER, SPIRIT, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and stockholders are able to obtain free copies of the Registration Statement and the definitive Information Statement/Proxy Statement/Prospectus and other documents filed with the SEC by Frontier and Spirit through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the information statement and the proxy statement and other documents filed with the SEC by Frontier and Spirit on Frontier’s Investor Relations website at https://ir.flyfrontier.com and on Spirit’s Investor Relations website at https://ir.spirit.com.

15 ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com Spirit Airlines – Discuss Board’s Decision to Reject JetBlue Unsolicited Tender Offer, May 23, 2022 Part icipants in the Solicitat ion Frontier and Spirit, and certain of their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions contemplated by the Merger Agreement. Information regarding Frontier’s directors and executive officers is contained in Frontier’s definitive proxy statement, which was filed with the SEC on April 13, 2022. Information regarding Spirit’s directors and executive officers is contained in Spirit’s definitive proxy statement, which was filed with the SEC on March 30, 2022. Caut ionary Statement Regarding Forward-Looking Informat ion Certain statements in this communication, including statements concerning Frontier, Spirit, the proposed transactions and other matters, should be considered forward-looking within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Frontier’s and Spirit’s current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to Frontier’s and Spirit’s operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward looking statements. Words such as “expects,” “will,” “plans,” “intends,” “anticipates,” “indicates,” “remains,” “believes,” “estimates,” “forecast,” “guidance,” “outlook,” “goals,” “targets” and other similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed, or assured. All forward-looking statements in this communication are based upon information available to Frontier and Spirit on the date of this communication. Frontier and Spirit undertake no obligation to publicly update or revise any forward- looking statement, whether as a result of new information, future events, changed circumstances, or otherwise, except as required by applicable law. Actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement; failure to obtain applicable regulatory or Spirit stockholder approval in a timely manner or otherwise; failure to satisfy other closing conditions to the proposed transactions; failure of the parties to consummate the transaction; risks that the new businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings, value of certain tax assets, synergies and growth, or that such benefits may take longer to realize than expected; failure to realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; demand for the combined company’s services; the growth, change and competitive landscape of the markets in which the combined company participates; expected seasonality trends; diversion of managements’ attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; risks related to investor and rating agency perceptions of each of the parties and their respective business, operations, financial condition and

16 ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com Spirit Airlines – Discuss Board’s Decision to Reject JetBlue Unsolicited Tender Offer, May 23, 2022 the industry in which they operate; risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction; that Frontier’s cash and cash equivalents balances, together with the availability under certain credit facilities made available to Frontier and certain of its subsidiaries under its existing credit agreements, will be sufficient to fund Frontier’s operations including capital expenditures over the next 12 months; Frontier’s expectation that based on the information presently known to management, the potential liability related to Frontier’s current litigation will not have a material adverse effect on its financial condition, cash flows or results of operations; that the COVID-19 pandemic will continue to impact the businesses of the companies; ongoing and increase in costs related to IT network security; and other risks and uncertainties set forth from time to time under the sections captioned “Risk Factors” in Frontier’s and Spirit’s reports and other documents filed with the SEC from time to time, including their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.